Exhibit 3.1.3

CERTIFICATE OF DESIGNATION

OF

SERIES C PREFERRED STOCK

OF

GENPREX, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Genprex, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, the Board of Directors of the Corporation hereby creates out of the authorized but unissued preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and hereby states the designation and the number of shares of such series and fixes the powers (including voting powers), if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, thereof as follows:

Series C Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as shares of “Series C Preferred Stock,” par value $0.001 per share, of the Corporation (the “Series C Preferred Stock”), and the number of shares constituting such series shall be seventy three thousand four hundred and fifty-two (73,452).

Section 2. Dividends Provisions. Subject to the rights of the holders of any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation ranking senior to the Series C Preferred Stock as to the declaration or payment of any dividend, including, without limitation, the Series A Preferred Stock, par value $0.001 per share, of the Corporation, and the Series B Preferred Stock, par value $0.001 per share, of the Corporation (the “Dividend Senior Stock”), the holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend payable (other than in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock or on any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking junior to the Series C Preferred Stock as to the declaration or payment of any dividend (together with the Common Stock, the “Dividend Junior Stock”), and on a pari passu basis with respect to any declaration or payment of any dividend on any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking on parity with the Series C Preferred as to the declaration or payment of any dividend (the “Dividend Parity Stock”), at the Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. If the dividend to be distributed among the holders of the Series C Preferred Stock and the Dividend Parity Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire amount legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and the Dividend Parity Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 1. For purposes of this Section 1, “Dividend Rate” shall mean $0.19 per annum for each share of Series C Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like.

Section 3. Liquidation Rights.

(a) Subject to the rights of the holders of any outstanding series of Preferred Stock provided for or fixed pursuant to the certificate of incorporation of the Corporation ranking senior to the Series C Preferred Stock as to a Liquidation Event (as defined below), including, without limitation, the Series A Preferred Stock, $0.001 per share, of the Corporation (the “Series A Preferred Stock”), and the Series B Preferred Stock, par value $0.001 per share, of the corporation (the “Series B Preferred Stock”), in the event of any Liquidation Event, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking junior to the Series C Preferred Stock as to a Liquidation Event, and on a pari passu basis with respect to any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking on parity with the Series C Preferred as to a Liquidation Event (collectively, the “Liquidation Parity Stock”), an amount per share equal to the sum of the Original Issue Price (as defined below) for Series C Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series C Preferred Stock and the Liquidation Parity Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and the Liquidation Parity Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Certificate of Designation, the “Original Issue Price” of the Series C Preferred Stock shall mean $19.06 per share for each share of Series C Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to Series C Preferred Stock.

(b) For purposes of this Section 3, a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, (B) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of voting capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), or (C) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s voting securities immediately prior to such transaction. The treatment of any particular transaction as a Liquidation Event may be waived by the vote or written consent of the holders of a majority in voting power of the series of Preferred Stock then outstanding and entitled to vote on all matters on which stockholders generally are entitled to vote (voting together as a single class).

(c) In any Liquidation Event, if any of the Proceeds received by the Corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (B) below:

(1) if traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Corporation.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsections (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Corporation.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(d) In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the powers (including voting powers), if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of the holders of the Series C Preferred Stock shall revert to and be the same as such powers (including voting powers), if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, existing prior to the Liquidation Event.

Section 4. Conversion Rights. The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series C Preferred Stock, into such number of fully paid and nonassessable shares of Non-Voting Common Stock, par value $0.001 per share, of the Corporation (the “Non-Voting Common Stock”), as is determined by dividing the Original Issue Price for the Series C Preferred Stock by the Conversion Price (as defined below) for the Series C Preferred Stock (the conversion rate for the Series C Preferred Stock into Non-Voting Common Stock is referred to herein as the “Conversion Rate” for the Series C Preferred Stock), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share for the Series C Preferred Stock shall be the Original Issue Price for the Series C Preferred Stock; provided, however, that the Conversion Price for the Series C Preferred Stock shall be subject to adjustment as set forth in subsection (d) below.

(b) Automatic Conversion. Each share of Series C Preferred Stock shall automatically be converted into shares of Non-Voting Common Stock at the Conversion Rate then in effect for the Series C Preferred Stock immediately prior to the consummation of the Corporation’s initial sale of its Voting Common Stock, par value $0.001 per share (the “Voting Common Stock”), in a public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which is not less than $2.00 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and $20,000,000.00 in the aggregate (a “Qualified Public Offering”).

(c) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to voluntarily convert the same into shares of Non-Voting Common Stock pursuant to subsection (a) above, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Non-Voting Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Non-Voting Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Non-Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Non-Voting Common Stock as of such date.

(d) Conversion Price Adjustments of Series C Preferred Stock for Certain Distributions, Splits and Combinations. The Conversion Price of the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

(A) In the event the Corporation should at any time or from time to time after the date upon which the original Certificate of Designation of Series C Preferred Stock is accepted for filing with the Secretary of State of the State of Delaware (the “Filing Date”), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series C Preferred Stock shall be appropriately decreased so that the number of shares of Non-Voting Common Stock issuable on conversion of each share of Series C Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and/or the aggregate number of shares of Common Stock issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time as follows:

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such Common Stock Equivalents shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

(2) In the event of any change in the number of shares of Common Stock deliverable upon conversion, exchange or exercise of such Common Stock Equivalents, the Conversion Price of the Series C Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Common Stock Equivalents.

(3) Upon the termination or expiration of any such Common Stock Equivalents, the Conversion Price of the Series C Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(B) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series C Preferred Stock shall be appropriately increased so that the number of shares of Non-Voting Common Stock issuable on conversion of each share of Series C Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(e) Recapitalizations. If at any time or from time to time after the Filing Date, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in subsection (d) above and other than a Liquidation Event (which shall be subject to Section 2)), provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Non-Voting Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of subsection (d) above with respect to the rights of the holders of the Series C Preferred Stock after the recapitalization to the end that the provisions of subsection (d) above (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series C Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(f) No Fractional Shares and Certificate as to Adjustments.

(A) No fractional shares shall be issued upon the conversion of any share or shares of the Series C Preferred Stock and the aggregate number of shares of Non-Voting Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Non-Voting Common Stock and the number of shares of Non-Voting Common Stock issuable upon such conversion.

(B) The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) each adjustment and readjustment of the Conversion Price for the Series C Stock made pursuant to this Section 3, (B) the Conversion Price for the Series C Preferred Stock at the time in effect, and (C) the number of shares of Non-Voting Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series C Preferred Stock.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Non-Voting Common Stock solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Non-Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Non-Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series C Preferred Stock, the Corporation shall, to the fullest extent permitted by law, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Non-Voting Common Stock (and, if applicable, Common Stock), to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation or the certificate of incorporation of the Corporation.

(h) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

Section 5. Voting Rights. Except as provided by law, the holder of Series C Preferred Stock shall have no voting rights and its vote or consent shall not be required for taking any corporate action.

Section 6. Status of Purchased or Converted Shares of Series C Preferred Stock. If any share of Series C Preferred Stock is purchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Series C Preferred Stock so acquired shall, to the fullest extent permitted by law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series C Preferred Stock. Any share of Series C Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the certificate of incorporation of the Corporation or imposed by the General Corporation Law.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series C Preferred Stock of Genprex, Inc. on this 19th day of December, 2013.

GENPREX, INC.

By:	/s/ RODNEY VARNER

Name: Rodney Varner
Title: Chief Executive Officer

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